Exhibit 99.1

FOR INFORMATION CONTACT:
Elisha Finney (650) 424-6803
elisha.finney@varian.com

Spencer Sias (650) 424-5782
spencer.sias@varian.com

For Immediate Release:

Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2011

Net earnings per diluted share from continuing operations rise to $0.95 for the fourth quarter and to $3.44 for fiscal year 2011; Revenues rise to $719 million for the fourth quarter and to $2.6 billion for the fiscal year

PALO ALTO, Calif., Oct. 27, 2011 – Varian Medical Systems (NYSE:VAR) today is reporting net earnings from continuing operations of $0.95 per diluted share in the fourth quarter of fiscal year 2011, up 9 percent from $0.87 in the year-ago quarter.  Net earnings per diluted share from continuing operations for fiscal year 2011 climbed to $3.44, up 16 percent from $2.96 in fiscal year 2010.  Including a charge for discontinued operations, net earnings were $0.87 per diluted share for the fourth quarter and $3.36 for the fiscal year.

Varian’s company-wide revenues totaled $719 million for the fourth quarter of fiscal 2011 and $2.6 billion for the full fiscal year, each up 10 percent from the comparable periods in fiscal year 2010. The company ended fiscal year 2011 with a $2.5 billion backlog, up 15 percent from the end of fiscal year 2010.

“Our core businesses in Oncology Systems and X-Ray Products ended the fiscal year on a solid footing with healthy growth in their revenues, net orders and backlogs,” said Tim Guertin, president and CEO of Varian Medical Systems.  “Our Varian Particle Therapy business booked a proton therapy equipment order in the quarter.  Profit margins were down moderately for the quarter as we began to book revenue for the proton project.  Compared to fiscal 2010, the company’s 2011 gross margin increased and the operating margin was flat.”

The company ended the fiscal year with $564 million in cash and cash equivalents and $198 million of debt. During the fourth quarter, the company spent $267 million to repurchase 4.8 million shares of common stock, including an accelerated buyback of 3.8 million shares.  The company ended the quarter with accounts receivable days sales outstanding of 80, an improvement of two days from the year-ago quarter.

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Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2011	Page 2

Oncology Systems
Oncology Systems’ fourth quarter revenues totaled $549 million, up 7 percent from the same period of fiscal year 2010, and fiscal year revenues were $2 billion, up 9 percent from fiscal year 2010.  Fourth-quarter net orders were $717 million, up 9 percent, with a 2 percent decline in North America and a 22 percent increase in international markets versus the comparable year-ago periods.  Net orders for the fiscal year rose to $2.2 billion, up 8 percent from the last fiscal year, with a 5 percent gain in North America and an 11 percent increase in international markets.

“The solid fourth quarter order growth in our Oncology Systems segment demonstrates the value of having a geographically diverse business together with a strong portfolio of desirable new products and services that advance clinical capabilities and efficiencies,” said Guertin.  “Healthy demand for our versatile TrueBeam platform for radiotherapy and radiosurgery as well as our service business drove order growth during the quarter.”

X-Ray Products
Fourth quarter revenues for the X-Ray Products business were $119 million, up 11 percent from the year-ago quarter, and revenues for fiscal year 2011 were $469 million, up 16 percent from the prior year. Compared to the corresponding periods in fiscal year 2010, X-Ray Products’ fourth quarter net orders rose 13 percent to $126 million, and fiscal year net orders rose 15 percent to $483 million.

“Our X-Ray Products business finished the year with solid double-digit revenue growth in both our tube and flat panel image detector businesses,” Guertin said. “Sales of radiographic panels, CT tubes and aftermarket products were the primary growth drivers in the quarter.  Pricing pressure in the panel business impacted margins in the quarter, but this was largely offset by productivity gains in the tube business.  For the full fiscal year, margins in this business were up.”

Other
The company’s Other category, which is comprised of the Security and Inspection Products business, the Varian Particle Therapy business, and the Ginzton Technology Center, recorded fourth quarter revenues of $51 million, up 53 percent or $18 million from the year-ago period, including $33 million from the delivery of proton therapy equipment to the Scripps Proton Center under construction near San Diego.  Revenues for fiscal year 2011 totaled $106 million, up 16 percent from fiscal year 2010.

Particle Therapy revenues from the Scripps project were recognized under contract accounting rules using the percentage of completion method with revenues are initially recognized equal to costs and the expectation that profits would be recognized toward the end of the project.  This had a dilutive effect on the company’s profit margins during the quarter.

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Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2011	Page 3

Compared to the fourth quarter of fiscal 2010, net orders in the Other category rose $117 million to $124 million, including the previously announced $88 million proton therapy equipment order for the Scripps Center.  Other category net orders for fiscal year 2011 were $201 million, up by roughly the same amount from fiscal 2010 totals which included the cancellation of a large proton equipment order in Sweden.

“Our particle therapy business is moving forward and we have now begun installation of our equipment at the Scripps Center,” said Guertin.  “In addition the Other category benefited from strong growth in orders for security products that are slated for installation in both domestic and international locations.”

During the quarter, the company recorded a $9.7 million charge related to the settlement of all remaining contractual commitments in the discontinued research instruments business.

Outlook
“We believe Varian is positioned for continued growth with a wide array of new products capable of cost-efficient, advanced medical treatments and X-ray imaging,” said Guertin.  “Furthermore, we have established a global presence including in important emerging markets, and we continue to see good potential in our particle therapy and security and inspections businesses.”

 “For fiscal year 2012, including the Calypso acquisition, we believe that revenues could increase by 9 to 11 percent over fiscal 2011 totals and that net earnings per diluted share from continuing operations could rise in the mid-teens to a range of $3.92 to $4.02,” Guertin said.  “For the first quarter of fiscal year 2012, total company revenues could increase by about 8 to 9 percent over the prior year.

“In addition to the costs related to the Calypso acquisition, we expect that first quarter net earnings will be affected by a substantially higher tax rate versus the year-ago quarter and a loss from our equity investment in dpiX related to the closure of the out-of-date panel manufacturing facility in Palo Alto,” Guertin said. “As a result, we believe net earnings per diluted share from continuing operations in the first quarter will be in the range of $0.74 to $0.75.”

Investor Conference Call
Varian Medical Systems is scheduled to conduct its fourth quarter fiscal year 2011 conference call at 2 p.m. PT today.  To hear a live webcast or replay of the call, visit the investor relations page on the company’s web site at www.varian.com/investor where it will be archived for a year.  To access the call via telephone, dial 1-866-356-3377 from inside the U.S. or 1-617-597-5392 from outside the U.S. and enter confirmation code 34015657.  The replay can be accessed by dialing 1 888 286-8010 from inside the U.S or 1-617-801-6888 from outside the U.S. and entering confirmation code 14920221.  The telephone replay will be available through 5 p.m. PT, Friday, October 28, 2011.

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Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2011	Page 4

For automatic “e-mail alerts” regarding Varian news, events, and new investor materials on the website, investors can subscribe on the company website: http://varian.investorroom.com/index.php?s=58. For additional information, contact investor relations at 1 650 424-5834.

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Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 5,700 people who are located at manufacturing sites in North America, Europe, and China and approximately 70 sales and support offices around the world. For more information, visit http://www.varian.com or follow us on Twitter.

Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including growth drivers; the company’s future orders, revenues, backlog, or earnings growth; future financial results; market acceptance of or transition to new products or technology such as TrueBeam and radiographic flat panel detectors, image-guided radiation therapy, stereotactic radiosurgery, filmless X-rays, proton therapy, and security and inspection, and any statements using the terms  “could,” “believe,”  “outlook,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the effect of economic conditions, including the lack of strength of the recovery from the global recession; the impact of  the 2010 federal health care legislation and any further health care reforms (including changes to Medicare and Medicaid), and/or changes in third-party reimbursement levels; currency exchange rates and tax rates; demand for the company’s products; the company’s ability to develop, commercialize, and deploy new products such as the TrueBeam platform; the company’s ability to meet Food and Drug Administration (FDA) and other regulatory requirements for product clearances or to comply with FDA and other regulatory regulations or procedures; changes in the regulatory environment, including with respect to FDA requirements; challenges associated with the successful commercialization of the company’s particle therapy business; the effect of adverse publicity; the company’s reliance on sole or limited-source suppliers; the impact of reduced or limited demand by purchasers of certain X-ray products, including those located in Japan; the company’s ability to maintain or increase margins; the impact of competitive products and pricing; the potential loss of key distributors or key personnel; challenges to public tender awards and the loss of such awards or other orders; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

A summary of earnings and other financial information follows.

Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2011	Page 5

Varian Medical Systems, Inc. and Subsidiaries Condensed Consolidated Statements of Earnings (Unaudited)

(Dollars and shares in millions, except per share amounts)	Q4 QTR 2011	Q4 QTR 2010	Q4 YTD 2011	Q4 YTD 2010
Net orders	$967.9	776.7	2,933.5	2,494.8
Oncology Systems	717.2	657.1	2,249.5	2,076.4
X-Ray Products	126.3	112.0	482.8	418.9
Security & Inspection Products	35.8	7.4	109.9	59.2
Varian Particle Therapy (1)	88.6	0.2	90.9	(60.8)
Ginzton Technology Center	-	-	0.4	1.1
Order backlog	$2,529.5	2,192.7	2,529.5	2,192.7
Revenues	$719.0	652.1	2,596.7	2,356.6
Oncology Systems	549.1	511.6	2,021.9	1,862.1
X-Ray Products	119.0	107.3	469.2	403.2
Other	50.9	33.2	105.6	91.3
Cost of revenues	$418.7	375.9	1,460.8	1,331.0
Gross margin	300.3	276.2	1,135.9	1,025.6
As a percent of revenues	41.8%	42.4%	43.7%	43.5%
Operating expenses
Research and development	43.9	40.5	170.7	156.7
Selling, general and administrative	96.7	86.9	376.8	334.7
Operating earnings	159.7	148.8	588.4	534.2
As a percent of revenues	22.2%	22.8%	22.7%	22.7%
Interest income/(expense), net	0.1	0.2	0.3	(1.3)
Earnings from continuing operations before taxes	159.8	149.0	588.7	532.9
Taxes on earnings	49.4	43.3	180.1	165.4
Earnings from continuing operations	110.4	105.7	408.6	367.5
As a percent of revenues	15.4%	16.2%	15.7%	15.6%
Loss from discontinued operations – net of taxes (2)	(9.7)	(0.7)	(9.7)	(7.1)
Net earnings	$100.7	105.0	398.9	360.4

Net earnings (loss) per share – basic:
Continuing operations	$0.97	0.89	3.50	3.02
Discontinued operations (2)	(0.09)	(0.01)	(0.08)	(0.06)
Net earnings per share	$0.88	0.88	3.42	2.96
Net earnings (loss) per share – diluted:
Continuing operations	$0.95	0.87	3.44	2.96
Discontinued operations (2)	(0.08)	-	(0.08)	(0.05)
Net earnings per share	$0.87	0.87	3.36	2.91

Shares used in the calculation of net earnings (loss) per share:
Average shares outstanding - basic	114.4	119.0	116.7	121.8
Average shares outstanding - diluted	116.2	121.4	118.7	124.0

(1) Net orders for Q4 2010 YTD include $62 million for the cancellation of the Skandion Kliniken proton therapy system order.
(2) The operating results of ACCEL research instruments are classified as discontinued operations for all periods presented

Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2011	Page 6

Varian Medical Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands)	September 30,	October 1,
	2011	2010 (1)
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$564,457	$520,221
Short-term investment	19,205	-
Accounts receivable, net	635,153	591,677
Inventories	409,962	363,933
Deferred tax assets and other	225,840	205,513
Total current assets	1,854,617	1,681,344

Property, plant and equipment	601,115	562,763
Accumulated depreciation and amortization	(315,221)	(294,836)
Property, plant and equipment, net	285,894	267,927

Goodwill	212,452	208,451
Other assets	145,798	166,230
Total assets	$2,498,761	$2,323,952

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$154,946	$119,018
Accrued expenses	290,009	287,851
Deferred revenues	140,173	141,916
Advance payments from customers	299,380	275,998
Product warranty	50,128	53,233
Short-term borrowings	181,400	20,000
Current maturities of long-term debt	9,876	5,525
Total current liabilities	1,125,912	903,541
Other long-term liabilities	122,708	127,175
Long-term debt	6,250	17,869
Total liabilities	1,254,870	1,048,585

Stockholders’ Equity
Common stock	112,344	118,007
Capital in excess of par value	500,922	508,366
Retained earnings and accumulated other comprehensive loss	630,625	648,994
Total stockholders’ equity	1,243,891	1,275,367
Total liabilities and stockholders’ equity	$2,498,761	$2,323,952

(1)  The condensed consolidated balance sheet as of October 1, 2010 was derived from audited financial statements as of     that date.